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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
UnitedHealth Group Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
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[LOGO]

April 6, 2000

9900 Bren Road East Minnetonka, Minnesota 55343

Dear Shareholder:

We cordially invite you to attend our Annual Meeting of Shareholders. We will hold our meeting on Wednesday, May 10, 2000, at 3:00 p.m., Central Time, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota.

On the following pages we present information about the business of the meeting. We also include information about the nominees for election as members of the Board of Directors. If you cannot attend the meeting, please exercise your right as a shareholder and vote. Every shareholder vote is important. We appreciate your cooperation in promptly voting. You may do so by telephone, via the Internet, or by completing, signing and returning the enclosed proxy card.

Sincerely,

/s/ William W. McGuire, M.D.

William W. McGuire, M.D.
Chairman and Chief Executive Officer

[LOGO]

UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 10, 2000

     TO THE SHAREHOLDERS OF UNITEDHEALTH GROUP INCORPORATED:

    The Company will hold its Annual Meeting of Shareholders on Wednesday, May 10, 2000, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, at 3:00 p.m. Central Time. The purposes of the meeting are:

  1.
  To elect four people to the Company's Board of Directors.

  2.
  To consider and vote on a shareholder proposal set forth in the Proxy Statement. The Company's Board of Directors opposes this proposal.

  3.
  To consider and vote on a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending December 31, 2000.

  4.
  To transact other business that properly may come before the meeting or any adjournment of the meeting.

    Only shareholders of record of the Company's Common Stock at the close of business on March 13, 2000, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

                        BY ORDER OF THE BOARD OF DIRECTORS,

                        /s/ David J. Lubben

                        David J. Lubben
                         Secretary

April 6, 2000

WE CORDIALLY INVITE YOU TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE VOTE BY TELEPHONE OR VIA THE INTERNET, OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. IF YOU LATER CHOOSE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

[LOGO]

UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
MAY 10, 2000

GENERAL MATTERS

    The Board of Directors of UnitedHealth Group Incorporated ("UnitedHealth Group" or the "Company") furnishes this Proxy Statement in connection with the Board's solicitation of the enclosed proxy. The Board will use the proxy at the Annual Meeting of Shareholders and at any adjournment thereof. The Annual Meeting will take place on May 10, 2000, at 3:00 p.m. Central Time, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota. The Board will use the proxy for the purposes listed in the Notice of Annual Meeting of Shareholders.

    Management will vote in the manner a shareholder directs in the proxy. If a shareholder gives no direction, management will vote FOR the election of the director nominees named in this Proxy Statement, AGAINST the shareholder proposal and FOR the ratification of the appointment of Arthur Andersen LLP to act as independent public accountants for fiscal year 2000.

    Registered shareholders can vote their shares by toll-free telephone call or through the Internet as an alternative to completing the enclosed proxy card and mailing it to UnitedHealth Group. The procedures for telephone and Internet voting are provided on the proxy card. The telephone and Internet voting procedures are designed to verify shareholders' identities, allow shareholders to give voting instructions and confirm that their instructions have been recorded properly. Shareholders who vote through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the shareholder.

    Shareholders who vote by telephone or the Internet need not return a proxy card by mail. Whether shareholders submit their proxies by mail, telephone or the Internet, a shareholder may revoke a proxy at any time prior to its exercise by giving written notice of revocation to the Secretary of UnitedHealth Group, by submitting a new proxy with a later date by mail, telephone or the Internet or by voting in person at the Annual Meeting. Unless so revoked, properly executed proxies will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving such proxy.

    UnitedHealth Group will appoint inspectors of election for the meeting. These inspectors will tabulate votes that shareholders cast by proxy or in person at the Annual Meeting. To determine if a quorum is present, UnitedHealth Group will count the number of shares represented in person or by proxy. UnitedHealth Group will treat a shareholder who abstains from voting on any matter as if he or she were present at the meeting for purposes of determining a quorum and calculating the vote on that matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on a matter, UnitedHealth Group will deem the shares covered by the non-vote to be present at the Annual Meeting for purposes of determining a quorum but not for purposes of calculating the vote regarding the matter. The affirmative vote of a majority of the shares of UnitedHealth Group's Common Stock represented at the meeting in person or by proxy is necessary to approve all matters proposed to the shareholders at the Annual Meeting.

    UnitedHealth Group is furnishing each shareholder with a copy of UnitedHealth Group's Annual Report for the year ended December 31, 1999 with this Proxy Statement. Management of UnitedHealth Group is mailing this Proxy Statement and the enclosed form of proxy to shareholders beginning on or about April 6, 2000.

    Only shareholders of record at the close of business on March 13, 2000 will be entitled to vote at the Annual Meeting. On March 13, 2000, 162,699,999 shares of UnitedHealth Group Common Stock were outstanding. Each share is entitled to one vote. There is no right to cumulative voting as to any matter.

    UnitedHealth Group will pay expenses in connection with the solicitation of proxies. Management is primarily soliciting proxies by mail. In addition, directors, officers and employees of UnitedHealth Group, who will receive no extra compensation for their services, may solicit proxies by telephone, telecopier or personal calls. UnitedHealth Group has engaged Morrow & Co., Inc. to assist in proxy solicitation for an estimated fee of $9,500 plus out-of-pocket expenses.

ELECTION OF DIRECTORS

    The Board of Directors of UnitedHealth Group is divided into three classes as nearly equal in number as possible. Each class serves three years with the term of office of one class expiring at the Annual Meeting each year in successive years.

    The Board has nominated four current directors for re-election. If elected, these directors will serve a three-year term expiring at the annual meeting of shareholders to be held in 2003. All of the nominees have informed the Board of Directors that they are willing to serve as directors. If any nominee should decline or become unable to serve as a director for any reason, the proxies will vote for another person as they determine.

    The following table provides certain information about the nominees for election as directors of UnitedHealth Group and also provides information about other directors whose terms of office continue after the Annual Meeting.

Name	Age	Director since
Nominees for Election as Directors Whose Terms Will Expire in 2003
James A. Johnson	56	1993
Douglas W. Leatherdale	63	1983
Walter F. Mondale	72	1997
Mary O. Mundinger	62	1997
Directors Whose Terms Expire in 2001
William C. Ballard, Jr.	59	1993
Richard T. Burke	56	1977
Stephen J. Hemsley	47	2000
William W. McGuire, M.D.	51	1989
Directors Whose Terms Expire in 2002
Thomas H. Kean	64	1993
Robert L. Ryan	56	1996
William G. Spears	61	1991
Gail R. Wilensky	56	1993

    Mr. Ballard retired in 1992 after 22 years as the Chief Financial Officer and a director of Humana, Inc., a company operating managed health care facilities. Mr. Ballard is currently of counsel to Greenebaum, Doll & McDonald, a law firm in Louisville, Kentucky. Mr. Ballard is a director of Healthcare Recoveries, Inc., HealthCare REIT, Inc., Inc., LG&E Energy Corp. and Mid-America Bancorp.

    Mr. Burke has been a member of UnitedHealth Group's Board of Directors since inception and was its Chief Executive Officer until February 1988. Mr. Burke is owner, Chief

Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of First Cash, Inc.

    Mr. Hemsley has been a member of UnitedHealth Group's Board of Directors since February 2000. Mr. Hemsley joined UnitedHealth Group in May 1997 and became President in May 1999. Prior to that time, Mr. Hemsley served as Chief Operating Officer and Senior Executive Vice President of UnitedHealth Group. Prior to joining UnitedHealth Group, Mr. Hemsley was with Arthur Andersen LLP where he served since 1974 in various capacities, including Chief Financial Officer and Managing Partner, Strategy and Planning. Mr. Hemsley is also a director of ClickShip Direct Incorporated.

    Mr. Johnson is the Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. On January 1, 1999, Mr. Johnson retired as the Chairman and Chief Executive Officer of Fannie Mae, positions he had held since 1990. Mr. Johnson is also a director of Cummins Engine Company, Inc., Target Corporation and Kaufman and Broad Home Corporation.

    Mr. Kean is currently the President of Drew University in New Jersey. Mr. Kean served as the Governor of the State of New Jersey from 1982 to 1990. From 1968 to 1977, Mr. Kean served in the New Jersey State Assembly, including two years in the position of Speaker. Mr. Kean is also a director of Amerada Hess Corporation, Aramark Corporation, Bell Atlantic Corporation and Fiduciary Trust Company International.

    Mr. Leatherdale has been the Chairman, Chief Executive Officer, President and Chief Operating Officer of The St. Paul Companies, Inc. since 1990. The St. Paul Companies, Inc. is an insurance, financial and general business corporation. In addition, Mr. Leatherdale is a director of The John Nuveen Company and Northern States Power Company.

    Dr. McGuire is the Chairman of the Board of Directors and Chief Executive Officer of UnitedHealth Group. Dr. McGuire joined UnitedHealth Group as Executive Vice President in November 1988 and became its Chief Executive Officer in February 1991. Dr. McGuire also served as UnitedHealth Group's Chief Operating Officer from May 1989 to June 1995 and as its President from November 1989 until May 1999.

    Mr. Mondale has been a partner in the law firm of Dorsey & Whitney LLP since January 1997, and was also a partner there from 1987 to 1993. He previously served as a director of UnitedHealth Group from August 1991 to August 1993. Mr. Mondale served as United States Ambassador to Japan from August 1993 through December 1996. In 1984, Mr. Mondale was the Democratic nominee for President of the United States. From 1977 to 1981, Mr. Mondale was the Vice President of the United States. From 1964 to 1976, Mr. Mondale was a U.S. Senator from Minnesota, and Mr. Mondale served as the Attorney General of Minnesota from 1960 to 1964. Mr. Mondale also serves as a director of CNA Financial Corporation, Dain

Rauscher Corporation, Northwest Airlines Corporation, St. Jude Medical, Inc. and several BlackRock mutual funds managed by BlackRock Financial Management, Inc.

    Ms. Mundinger is Dean and Centennial Professor of Health Policy, School of Nursing and Associate Dean, Faculty of Medicine at Columbia University in New York. Ms. Mundinger has been with Columbia University since 1982. She is also a director of Cell Therapeutics, Inc.

    Mr. Ryan has been Senior Vice President and Chief Financial Officer of Medtronic, Inc., a leading medical technology company specializing in implantable and invasive therapies, since 1993. Mr. Ryan is also a director of Brunswick Corporation and Dain Rauscher Corporation.

    Mr. Spears is a Managing Partner of W. G. Spears Grisanti & Brown LLC, an investment counseling and management firm. Mr. Spears was the Chairman of the Board of Spears, Benzak, Salomon & Farrell, Inc., an investment counseling and management firm, from 1972 until 1999. In April 1995, Spears, Benzak, Salomon & Farrell became a wholly owned subsidiary of KeyCorp. Mr. Spears also serves as Chairman of Key Asset Management and as a director of Alcide Corporation and Avatar Holdings, Inc.

    Ms. Wilensky is currently the John M. Olin Senior Fellow at Project HOPE, an international health foundation, and Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Ms.Wilensky served as the Deputy Assistant to President George Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration directing the Medicaid and Medicare programs for the United States. Ms. Wilensky also serves as a director of Advanced Tissue Sciences, Inc., Neopath, Inc., Pharmerica, Inc., Quest Diagnostics Incorporated, St. Jude Medical, Inc., Shared Medical Systems Corporation and Syncor International Corporation.

Director Compensation

    UnitedHealth Group pays directors who are not Company employees an annual retainer of $25,000 and a $1,500 fee for attending each Board meeting. UnitedHealth Group paid the Chairman of the Audit Committee and the Chairman of the Compensation and Human Resources Committee each a $5,000 fee for the year ended December 31, 1999.

    UnitedHealth Group also provides health care coverage to current and past directors who are not eligible for coverage under another group health care benefit program or Medicare. During 1999, UnitedHealth Group paid approximately $3,818 in health care premiums on behalf of Mr. Burke and an aggregate of approximately $10,322 on behalf of past directors.

    Directors of UnitedHealth Group who are not Company employees receive grants of non-qualified stock options under the 1995 Non-employee Director Stock Option Plan (the "Director Plan"). Under the Director Plan, directors receive two types of option grants: initial grants and annual grants. The initial grants (non-qualified stock options to purchase 9,000 shares of UnitedHealth Group Common Stock) are made automatically on the date the eligible director is first elected to the Board of Directors and become exercisable over the following three-year period at the rate of 3,000 shares per year. The annual grants (non-qualified stock options to purchase 5,000 shares of UnitedHealth Group Common Stock) are made automatically in four equal quarterly installments on the first business day of each fiscal quarter. They become exercisable six months after grant. The exercise price for options granted under the Director Plan is the closing sale price of UnitedHealth Group Common Stock on the date the option is granted. In 1999, each non-employee director also received a special one-time grant of 3,000 shares of restricted stock. These shares become available in equal installments over a period of three years.

Committees and Meetings of the Board of Directors

    During the year ended December 31, 1999, the Board of Directors held four regular meetings and no special meetings. All incumbent directors attended at least 75% of the Board and Committee meetings of which they were members.

    The Board of Directors has established five standing committees: an Audit Committee, a Compensation and Human Resources Committee, an Executive Committee, a Nominating Committee and a Compliance and Government Affairs Committee. These committees help the Board fulfill its responsibilities and assist it in making informed decisions as to UnitedHealth Group's operations.

    The Audit Committee consists of Messrs. Leatherdale (Chairman), Ballard, Johnson and Ryan, each of whom is a non-employee director and independent of Company management. The Audit Committee held four regular meetings and two special meetings in 1999. The Audit Committee assists the Board by overseeing UnitedHealth Group's financial reporting, public disclosure and compliance activities. The Committee operates as a direct line of communication between the Board and UnitedHealth Group's independent public accountants, as well as UnitedHealth Group's internal audit, compliance and legal personnel.

    The Compensation and Human Resources Committee consists of Messrs. Spears (Chairman) and Kean and Ms. Mundinger, each of whom is a non-employee director and independent of Company management. The Compensation and Human Resources Committee held four regular meetings and three special meetings during 1999. The Compensation and Human Resources Committee is responsible for overseeing UnitedHealth Group's compensation, employee benefit and stock-based programs. The Committee also negotiates and administers UnitedHealth Group's employment arrangements with its Chief Executive Officer and President, supervises incentive compensation programs for UnitedHealth Group's employees and reviews and monitors director compensation programs.

    The Nominating Committee consists of Messrs. Ballard (Chairman), Kean, Leatherdale and Spears and Dr. McGuire. The Nominating Committee held one meeting in 1999. The Nominating Committee's duties include identifying and nominating individuals to be proposed for election as directors at the annual meeting of shareholders, filling board vacancies and overseeing the director evaluation process. The Nominating Committee will consider candidates proposed by shareholders upon timely written notice to UnitedHealth Group's Secretary. To be timely for the next Annual Meeting, notice must be received at UnitedHealth Group's principal executive offices on or before December 7, 2000. Shareholders must include in such notice the information specified in the Company's Bylaws that will enable the Nominating Committee to evaluate the qualifications of the recommended nominee.

    The Executive Committee consists of Messrs. Spears, Ballard and Leatherdale and Dr. McGuire. The Executive Committee held no meetings during 1999 and passed several resolutions by written consent. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session.

    The Compliance and Government Affairs Committee consists of Messrs. Mondale (Chairman) and Burke and Ms. Wilensky. The Compliance and Government Affairs Committee held two meetings during 1999. The Compliance and Government Affairs Committee is responsible for establishing, in conjunction with management, programs regarding operational and legal compliance and business ethics; overseeing the Company's relationships with its principle regulatory authorities; and monitoring and reviewing the Company's activities for compliance with high standards of business and personal ethics.

SHAREHOLDER PROPOSAL REQUESTING
ELIMINATION OF ELECTION OF DIRECTORS BY CLASSES

    UnitedHealth Group has been informed that the Amalgamated Bank of New York LongView Collective Investment Fund, whose address is 11-15 Union Square, New York, New York 10003, a beneficial holder of 53,775 shares of UnitedHealth Group Common Stock, intends to introduce at the Annual Meeting the following resolution:

    "RESOLVED: The shareholders of UnitedHealth Group Incorporated request that the board of directors take the necessary steps in accordance with Minnesota law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected."

The proponent has furnished the following statement:

    At last year's annual meeting the shareholders adopted this resolution, which obtained 62% of the shares voted. Since that time, the board of directors has not acted to implement this proposal, which we are resubmitting to the shareholders.

    The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of our Company and its shareholders.

    We therefore urge our fellow shareholders to support declassification of the Company's board of directors, which is divided into three classes with approximately one-third of the directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give shareholders an opportunity to register their views on the performance of the board collectively and each director individually. We believe that electing directors in this manner is one of the best methods available to shareholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

    We believe that this step is warranted as a matter of sound corporate governance. We also deem it appropriate in light of the disappointing return in recent years. UnitedHealth Group Incorporated's stock has lagged behind the S&P 500 index over the past five years. Over that same period, the Company's stock has also underperformed all but one of its peers in the S&P 500 Managed Health Care industry group.

    A number of companies have declassified boards. We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express shareholder dissatisfaction with the incumbent directors and reflect the need for change.

    WE URGE YOU TO VOTE FOR THIS RESOLUTION!

Statement of the Board of Directors in opposition to the shareholder proposal:

    Under the law of Minnesota, where UnitedHealth Group is incorporated, the change contemplated by this shareholder proposal would require an amendment to UnitedHealth Group's Articles of Incorporation. The nature of the proposal is such that a vote in favor of this shareholder proposal would constitute a request that the Board initiate the process for adopting such an amendment. Under Minnesota law, the Board or shareholders who hold a specified percentage of the company's outstanding shares can initiate the amendment process. In any event, to take effect, such an amendment would have to be approved by shareholders owning at least two-thirds of UnitedHealth Group's outstanding shares.

    The Board believes that such an amendment would not be in the best interests of UnitedHealth Group or its shareholders. The Board believes that a classified Board of Directors facilitates continuity and stability of leadership and policy by ensuring that people with deep experience and knowledge of UnitedHealth Group's broad markets will be on the Board of Directors at all times. The Board also believes that the ability of UnitedHealth Group's non-management directors to act independently of management is increased when they serve multi-year terms as members of a classified Board. The Board notes in this regard that ten of the twelve current members of the Board are non-management directors.

    The Board has carefully considered shareholders' vote on the same proposal at last year's annual shareholder meeting, which the Board also opposed. Although last year's proposal received a majority of the votes cast at that meeting, it did not receive enough votes to approve the amendment to the Articles of Incorporation that would be required in order to implement the proposal. The Board also has re-examined its views concerning classification of the Board and, for the reasons stated above, remains of the view that a classified Board is in the best interests of UnitedHealth Group and its shareholders.

    The Board of Directors therefore recommends a vote AGAINST this proposal. Management will vote proxies against this proposal unless shareholders specify otherwise.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for UnitedHealth Group for the fiscal year ending December 31, 2000. The Board has proposed the shareholders ratify this appointment at the Annual Meeting. Arthur Andersen LLP has examined UnitedHealth Group's financial statements since 1981. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to questions from shareholders. If the shareholders do not ratify the appointment, the Board of Directors is not obligated to appoint other independent public accountants, but will reconsider the appointment.

    The Board of Directors recommends a vote FOR this proposal. Management will vote proxies in favor of ratifying this appointment unless otherwise specified.

EXECUTIVE COMPENSATION

Cash and Other Compensation

    The following table provides certain summary information relating to cash and other forms of compensation paid to, or accrued by UnitedHealth Group on behalf of, UnitedHealth Group's Chief Executive Officer and each of the four other most highly compensated executive officers of UnitedHealth Group for the years ended December 31, 1999, 1998 and 1997.

SUMMARY COMPENSATION TABLE

					Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Underlying Options/(#)	All Other Compensation ($)(2)
William W. McGuire, M.D.	1999	1,588,461	2,978,365	81,479	2,075,000	123,863
Chief Executive Officer	1998	1,300,000	-0-	54,985	490,000	110,682
	1997	1,200,000	-0-	70,604	450,000	104,364
Stephen J. Hemsley(3)	1999	747,116	1,167,368	19,303	1,010,000	23,929
President and Chief	1998	559,615	-0-	14,400	280,000	8,913
Operating Officer	1997	282,692	-0-	7,200	300,000	-0-
Jeannine M. Rivet	1999	442,831	442,831	6,400	99,812	14,608
Chief Executive Officer,	1998	374,039	178,200	14,400	111,052	11,000
UnitedHealthcare	1997	320,192	-0-	14,400	75,000	4,750
R. Channing Wheeler	1999	420,192	475,000	-0-	138,760	12,100
Chief Executive Officer,	1998	365,385	146,650	6,300	80,000	7,154
Uniprise	1997	308,077	-0-	10,800	45,000	7,421
Arnold H. Kaplan(4)	1999	405,715	400,000	13,352	90,000	12,959
Chief Financial Officer	1998	177,400	141,000	11,096	125,000	-0-
	1997	-0-	-0-	-0-	-0-	-0-

(1)
Other annual compensation for Dr. McGuire includes Company provided transportation of $50,839 in 1999, $29,625 in 1998 and $37,164 in 1997 and an expense allowance of $21,600 in 1999, $21,600 in 1998 and $21,600 in 1997.

(2)
For each of the named executive officers except Dr. McGuire, the indicated amounts consist of Company contributions made pursuant to UnitedHealth Group's 401(k) Savings Plan and Executive Savings Plan. The amounts indicated for Dr. McGuire include Company-paid insurance premiums of $77,556 in 1999, $72,774 in 1998 and $69,152 in 1997, as well as Company contributions made pursuant to UnitedHealth Group's 401(k) Savings Plan and Executive Savings Plan.

(3)
Mr. Hemsley joined the Company on June 17, 1997.

(4)
Mr. Kaplan joined the Company on July 1, 1998.

OPTION GRANTS IN 1999

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Individual Grants
	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees In 1999
				Exercise or Base Price ($/ share)
Name					Expiration Date(1)
						5%($)	10%($)
William W. McGuire, M.D.	250,000	(3)	3.5	46.8125	02/17/09	7,360,032	18,651,767
	75,000	(3)	1.0	40.1250	10/13/09	1,892,580	4,796,169
	750,000	(4)	13.9	40.1250	10/13/09	25,234,397	63,948,916
	1,000,000	(5)	10.4	40.1250	10/13/09	18,925,798	47,961,687
Stephen J. Hemsley	100,000	(4)	1.4	46.8125	02/17/09	2,944,013	7,460,707
	410,000	(4)	5.7	40.1250	10/13/09	10,346,103	26,219,056
	500,000	(5)	6.9	40.1250	10/13/09	12,617,198	31,974,458
Jeannine M. Rivet	99,812	(4)	1.4	40.1250	10/13/09	2,518,696	6,382,869
R. Channing Wheeler	138,760	(4)	1.9	40.1250	10/13/09	3,501,525	8,873,552
Arnold H. Kaplan	90,000	(6)	1.2	40.1250	10/13/09	2,271,096	5,755,402

(1)
All options granted in 1999 expire ten years following the date of grant, subject to earlier termination upon certain events related to termination of employment. Options not yet exercisable generally become exercisable upon a change in control of UnitedHealth Group. A change of control as defined in UnitedHealth Group's Amended and Restated 1991 Stock and Incentive Plan occurs upon the sale of all or substantially all of the assets of UnitedHealth Group or any merger, reorganization or exchange or tender offer that will result in a change in the power to elect 50% or more of UnitedHealth Group's Board of Directors. The exercise price may be paid in cash, in shares of stock or pursuant to a cashless exercise procedure under which the optionee instructs a brokerage firm to sell the purchased shares and remit to UnitedHealth Group out of the proceeds an amount equal to the exercise price plus all applicable withholding taxes.

(2)
The "potential realizable value" shown is the potential gain on the last day the option remains exercisable. This value will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. Potential realizable value is listed for illustration only. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of future value of UnitedHealth Group Common Stock or of the stock price.

(3)
Options become exercisable at the rate of 25% per year over a period of four years on the first day of each year, beginning on January 1, 2000.

(4)
Options are 100% exercisable following the sixth anniversary of the date of the grant. Pursuant to the terms of the plan under which these options were granted, the Compensation and Human Resources Committee has the authority to establish earlier exercise dates for all or a portion of these options prior to their expiration, based on the optionee's performance.

(5)
Options were issued in connection with new employment agreements that became effective in 1999 as further described under the heading entitled "Executive Employment Agreements" below and become exercisable nine years from the date of grant, with provisions for early vesting if specified performance goals are achieved.

(6)
Options become exercisable at the rate of 25% per year over a period of four years on the thirteenth day of October of each year, beginning on October 13, 2000.

AGGREGATED OPTION EXERCISES IN 1999
AND OPTION VALUES AT DECEMBER 31, 1999

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/99 Exercisable/Unexercisable	Value of Unexercised in-the-Money Options At 12/31/99 Exercisable/ Unexercisable ($)(1)
William W. McGuire, M.D.	-0-	-0-	1,632,979/2,773,333	38,935,826/32,223,382
Stephen J. Hemsley	-0-	-0-	270,000/1,320,000	2,738,750/15,725,000
Jeannine M. Rivet	-0-	-0-	303,631/234,052	5,119,746/2,523,878
R. Channing Wheeler	-0-	-0-	135,241/279,457	1,222,494/3,318,960
Arnold H. Kaplan	-0-	-0-	35,417/179,583	235,161/1,656,714

(1)
Calculated as market price per share on December 31, 1999 of $53.125, less the per share exercise price, times the number of unexercised options.

Performance Graph

    The following graph compares the cumulative total return to shareholders with the Standard & Poor's 500 stock index and an index of a group of peer companies selected by UnitedHealth Group for the five-year period ended December 31, 1999. The comparison assumes the investment of $100 on December 31, 1994 in each index and that dividends were reinvested when paid. The companies included in the peer group are Aetna, Inc., First Health Group Corporation, Humana, Inc., Oxford Health Plans, Inc., PacifiCare Health Systems, Inc., Sierra Health Services, Inc. and Wellpoint Health Networks, Inc. UnitedHealth Group is not included in the peer group index. In calculating the cumulative total shareholder return of the peer group index, the shareholder returns of the peer group companies are weighted according to the stock market capitalizations of the companies.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

	UnitedHealth Group	Peer Group	S&P 500 Index
1994	$100.00	$100.00	$100.00
1995	$144.97	$136.24	$137.58
1996	$99.84	$144.08	$169.17
1997	$110.30	$123.59	$225.60
1998	$95.64	$143.70	$290.09
1999	$118.06	$104.39	$351.12

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
ON EXECUTIVE COMPENSATION

    The Board of Directors has delegated to the Compensation and Human Resources Committee (the "Committee") the authority to make certain decisions with respect to the compensation of UnitedHealth Group's Chief Executive Officer, as well as various aspects of other compensation and fringe benefit matters affecting all of UnitedHealth Group's employees, including executive officers. In addition, the Committee administers UnitedHealth Group's stock option and stock based incentive plans.

    Compensation Policies for Executive Officers.  UnitedHealth Group seeks to attract, retain and motivate highly qualified executives who will contribute to UnitedHealth Group's continued success. To achieve these goals, UnitedHealth Group emphasizes cash compensation and stock programs that are tied to Company performance. Specifically, UnitedHealth Group's stock programs give key employees the opportunity to acquire a significant ownership interest in UnitedHealth Group through various stock option and stock purchase plans. UnitedHealth Group also makes available to its executive officers a broad range of benefit programs, which also are available to employees generally, including life and disability insurance, a 401(k) savings plan, an employee stock ownership plan and other benefit programs.

    Along with other highly compensated employees of UnitedHealth Group, executive officers also are eligible to participate in UnitedHealth Group's non-qualified compensation deferral plans. These deferral plans include a component under which UnitedHealth Group matches a portion of the amount of compensation deferred by the employee, up to a certain percentage. The employee also may defer compensation without a Company match. In addition, certain of UnitedHealth Group's executive officers are eligible to participate in a supplemental long-term incentive plan created by UnitedHealth Group's Board of Directors in 1999. Part of the compensation paid to UnitedHealth Group's executive officers is determined by employment agreements between UnitedHealth Group and certain officers. The employment agreements with the named executive officers are described elsewhere in this Proxy Statement.

    The Committee recognizes that the industry in which UnitedHealth Group operates is highly competitive. The industry is continually undergoing significant changes resulting in a substantial demand for qualified, experienced executive personnel. In addition, significant opportunities exist in the Internet sector as well as in other industries complementary to the Company's industry. For these reasons, the Committee believes UnitedHealth Group's compensation arrangements must remain competitive with those offered by other companies of similar size and scope, including some but not all of the companies in the peer group used in the Performance Graph. One aim of UnitedHealth Group's executive compensation policies is to make it possible for executives to earn cash compensation equaling or exceeding the amount the executive would earn in a comparable position. The Committee believes, however, that the higher level of compensation should be paid only when performance warrants. For these reasons, UnitedHealth Group's executive cash compensation consists of fixed base salary and incentive compensation. The Committee reviews the base salary ranges for the executive officers periodically. The Committee may increase (or decrease) these ranges to reflect changes in the responsibilities of a particular position, changes in the base salaries paid to executives at other companies of similar size and operating complexity, changes in the size and scope of UnitedHealth Group's operations, or the effect of inflation. Increases to an executive's base salary are based upon the executive's personal contribution to corporate performance, increases in his or her responsibilities, and salaries paid to executives at other companies of similar size and operating complexity.

    The other, and potentially more significant, part of executive cash compensation is incentive payments under UnitedHealth Group's 1999 Leadership Incentive Program. Under the 1999 Leadership Incentive Program, an executive's annual incentive compensation payment generally depends on three performance factors: (i) the overall performance of UnitedHealth Group; (ii) the overall performance of the business segment or corporate division in which the executive serves; and (iii) the executive's individual performance. With UnitedHealth Group's realignment of resources and activities to more directly support the operations of its businesses, the 1999 Leadership Incentive Program tailors the performance factors to match those of the business segment or corporate division in which the particular executive serves. The Committee establishes performance objectives for UnitedHealth Group, and management sets the objectives for each business segment or corporate division based on UnitedHealth Group's operating budget and targets for the upcoming year, along with projections for growth and strategic objectives. They take into account UnitedHealth Group's goal to remain a growing, highly respected leader in the health and well-being market. The performance objectives consist of financial goals, including earnings per share and operating income, and non-financial goals, including quality, compliance, corporate integrity and service initiatives. Individual executive performance is measured against an annual incentive target, which represents a percentage of base salary the executive can earn as bonus compensation if performance warrants. This percentage ranges from 35% to 125% of an executive's base salary. The incentive target is set at a higher percentage for more senior officers. The more senior executive officers have a higher percentage of their potential total compensation subject to UnitedHealth Group's results and to their individual performance.

    The Committee concluded that UnitedHealth Group performed very well in 1999, particularly in light of the very challenging conditions facing the industry in which the Company operates. The Committee also acknowledged the improvement made in 1999 over 1998 performance. The Committee recognized that most of the Company's business segments and functional units met or exceeded goals established for them, while some fell short of the goals established. Similarly, UnitedHealth Group, as a consolidated entity, achieved the majority of its goals. In light of these factors, the Committee adopted management's recommendations for 1999 and paid approximately $51 million in cash incentive compensation. Payments favored the business segments and functional units that exceeded expectations, while units that did not meet expectations received significantly reduced payments. The Committee further concluded that the strong performance UnitedHealth Group achieved resulted in significant part from the leadership efforts of the Company's Chief Executive Officer and President, and in the Committee's opinion these efforts justified an award under UnitedHealth Group's incentive program.

    The Committee believes that it is important to provide executive officers with a longer-term interest in UnitedHealth Group's performance through various stock ownership programs, including stock option, restricted stock grant, stock purchase and other programs. The Committee recognizes that these programs have contributed to employee productivity and loyalty. Beginning in late 1992 and continuing to the present, the majority of the options granted to executives had one-time vesting schedules between six to nine years after issuance. Under these options, the Committee can establish an earlier exercise date for all or a portion of the grant based on a review of the executive's performance. That review would consider UnitedHealth Group's performance, business segment performance, and individual performance factors and goals under the 1999 Leadership Incentive Plan described above. As part of its deliberations on 1999 incentive compensation, the Committee continued its practice of regularly reviewing outstanding options to determine whether it was appropriate to establish earlier exercise dates.

    UnitedHealth Group has continuously encouraged the alignment of employee and shareholder interests through employee stock ownership. This effort has predominately been in the form of stock options, and the Company has tried to have at least 10% of UnitedHealth Group's total issued and outstanding shares of Common Stock held by employees and directors in the form of unexercised stock options, stock grants or owned shares. Over the past three years, the number of shares subject to unexercised employee stock options has averaged approximately 7.5% to 11.7% of fully diluted shares outstanding. The Committee continues to place on-going emphasis on stock option programs as a means of incenting employees on a long term basis, and expects that in the future the number of shares subject to employee stock options will be a minimum of 10% of fully diluted shares outstanding. The Committee recognizes that this percentage is affected by the Company's on-going and significant share repurchase program. In determining the amount of stock options or restricted share awards to grant to executive officers, the Committee considers various factors, including: (i) the executive's responsibilities and potential for directly contributing to UnitedHealth Group's performance; (ii) base salary amount; (iii) the practicality of tying vesting of options to individual or Company performance standards; and (iv) the total number of options previously granted to the executive.

    Chief Executive Officer's 1999 Compensation.  The Committee determines Dr. McGuire's compensation consistent with the principles noted above and by the terms of his employment agreement with UnitedHealth Group. As UnitedHealth Group's Chief Executive Officer, a significant amount of Dr. McGuire's cash compensation varies with overall Company performance.

    Dr. McGuire's 1999 base salary of $1,600,000 was established based on the Committee's review of his performance on behalf of UnitedHealth Group and according to his employment agreement. The Committee determines any increases in Dr. McGuire's annual base salary from year to year, in addition to any increases required by his employment agreement, to be competitive with compensation paid similarly situated chief executives in the health care industry, as well as other companies of comparable size and operating complexity. Based on the periodic advice it has received from an independent compensation consulting firm to help develop Dr. McGuire's compensation package, the Committee believes Dr. McGuire's base salary is appropriate in relation to compensation for chief executive officers of other companies of comparable size, complexity and overall condition.

    In 1999, UnitedHealth Group and Dr. McGuire entered into a new employment agreement described under the section titled "Executive Employment Agreements" at the same time as UnitedHealth Group entered into an employment agreement with Stephen Hemsley to serve as President. In connection with his new employment agreement, Dr. McGuire was granted a special stock option to purchase 1,000,000 shares of UnitedHealth Group Common Stock (the "Special Option"). The Special Option is also described in the section titled "Executive Employment Agreements." The Special Option becomes exercisable nine years from the grant date with provisions for early vesting based either on the achievement of certain increasing earnings per share targets or a substantial increase in the market price of UnitedHealth Group Common Stock. The Committee believes that the Special Option provides Dr. McGuire with significant incentives to enhance shareholder value. Under the new employment agreement, Dr. McGuire also received a special one- time bonus on January 4, 2000 in recognition of his valuable services to UnitedHealth Group over the past several years.

    Dr. McGuire received a payment under the Company's 1999 Leadership Incentive Program of $2,978,365. In determining the amount of this payment the Committee considered the Company's performance in 1999 in relation to the goals established and compared that performance to prior years' results. In that regard, the Committee identified a number of significant operational improvements made by the Company, including the Company's improved performance in its UnitedHealthcare business, particularly its Medicare+Choice product line. The Committee also considered the continuing evolution of the Company's realignment into five strategically linked businesses, and the progress the Company made in establishing a senior leadership team with successorship plans in place for key leadership positions. Finally, the Committee considered the marketplace generally and established incentive compensation levels for corporate executive positions. On the basis of these and other factors it was the Committee's conclusion that the $2,978,365 award was an appropriate incentive amount.

    The Committee believes it is important to link a significant portion of Dr. McGuire's potential compensation to future Company performance. As part of his overall compensation package, Dr. McGuire receives grants of stock options and restricted stock awards from time to time. In 1999, Dr. McGuire received two stock option grants in addition to the option grant referred to above. On February 17, 1999, Dr. McGuire was granted an option to purchase 250,000 shares of UnitedHealth Group Common Stock with an exercise price of $46.8125 per share, which was the fair market value of the stock on the grant date. This option may be exercised at the rate of 25% a year, over a period of four years, on the first day of each year beginning on January 1, 2000. On October 13, 1999, along with other Company executives, Dr. McGuire received an additional option to purchase 825,000 shares of UnitedHealth Group Common Stock with an exercise price of $40.125 per share, which was the fair market value of the stock on the grant date. In addition, during 1999, the Committee established 1999 exercise dates for options granted to Dr. McGuire in prior years representing the right to purchase a total of 414,031 shares of UnitedHealth Group Common Stock. In establishing these earlier exercise dates, the Committee considered UnitedHealth Group's overall performance during 1999 and reviewed Dr. McGuire's performance in connection with UnitedHealth Group's performance.

    Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. UnitedHealth Group's stock option programs have been structured in a manner that appears to comply with the statute's requirements. As a result, UnitedHealth Group does not expect compensation associated with stock options to be subject to the deduction limit. Because the majority of UnitedHealth Group's executive officers' compensation that could exceed the $1 million limitation is associated with such stock options, UnitedHealth Group does not expect this deduction limitation to have a material effect on its operations or financial condition. UnitedHealth Group does not expect to take any further action with respect to its compensation programs to avoid paying compensation that exceeds the $1 million limitation and for which UnitedHealth Group would lose the corresponding tax deduction.

SUBMITTED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE.

Thomas H. Kean
Mary O. Mundinger
William G. Spears

Executive Employment Agreements

    UnitedHealth Group has entered into an employment agreement with each of the executive officers named in the Summary Compensation Table.

    William W. McGuire, M.D.  Dr. McGuire entered into a revised employment agreement, effective October 13, 1999, to serve as Chief Executive Officer. The initial term of this agreement is five years ending on October 13, 2004 and is automatically extended for additional one-year periods on each anniversary of the effective date unless either party delivers prior notice of intent not to renew.

    Pursuant to the agreement, Dr. McGuire currently receives a base annual salary of $1,700,000 which is subject to a minimum increase of $100,000 each year. During each calendar year of the initial five-year term of the agreement, Dr. McGuire receives a nonqualified stock option to purchase a minimum of 325,000 shares of UnitedHealth Group Common Stock. These stock options vest over a period of four years at the rate of 25% per year, subject to additional vesting provisions if specified future events occur. Dr. McGuire is eligible to participate in UnitedHealth Group's incentive bonus plan at prescribed levels and in its other employee benefit programs. In addition, UnitedHealth Group provides and pays for life and disability policies on Dr. McGuire that he owns. The agreement provides Dr. McGuire with a supplemental retirement benefit equal to a percentage of his cash compensation during the three calendar years preceding his retirement.

    In connection with entering into the employment agreement, Dr. McGuire received the Special Option. The Special Option vests in 200,000 share increments upon achievement of certain earnings per share targets during the period 2000 through 2004, and vests completely upon the achievement of a minimum trading price for UnitedHealth Group Common Stock. The Special Option also vests after October 13, 2008, the ninth anniversary of the date of grant, or upon a Change of Control (as defined in the agreement). In addition to the Special Option, Dr. McGuire received a special one-time bonus on January 4, 2000 in consideration of his services to UnitedHealth Group over the past several years.

    The employment agreement provides severance benefits if Dr. McGuire's employment by UnitedHealth Group ends under certain circumstances. If his employment is terminated by UnitedHealth Group without Cause or by Dr. McGuire for Good Reason as those terms are defined in the agreement, UnitedHealth Group will pay Dr. McGuire his salary and bonus for the 36 months following the termination of his employment. In addition, Dr. McGuire will continue to receive credited service under his supplemental retirement benefits for the 36-month period. Any stock options (other than the Special Option) or restricted stock awards granted to Dr. McGuire will also vest and his stock options will remain exercisable for a period of up to 72 months but not beyond the expiration date of the respective option.

    If Dr. McGuire's employment is terminated because of his death or permanent disability, UnitedHealth Group will pay his beneficiaries or him his salary and bonus for a period of

24 months. In addition, he or his beneficiaries will receive the proceeds from his disability or life insurance policies, and his stock options (other than the Special Option) will vest immediately and his stock options will remain exercisable for up to 36 months following his death or permanent disability but not beyond the expiration date of the respective option.

    If Dr. McGuire voluntarily terminates his employment without Good Reason, UnitedHealth Group will pay his beneficiaries or him his salary and bonus for a period of 24 months. Any vested stock options at the time of the termination of his employment will remain exercisable for up to 36 months following termination of his employment but not beyond the expiration date of the respective option. In addition, in the event of any termination of Dr. McGuire's employment other than a termination for Cause, UnitedHealth Group will continue to provide health coverage for Dr. McGuire and his spouse for the remainder of their lives and his children until age 25.

    Pursuant to the employment agreement, Dr. McGuire is subject to provisions prohibiting his solicitation of UnitedHealth Group employees and competition with UnitedHealth Group during the term of the agreement, for the period of the severance payments and one year thereafter. In addition, he is prohibited at all times from disclosing confidential information related to UnitedHealth Group.

    Stephen J. Hemsley.  Mr. Hemsley entered into an employment agreement, effective October 13, 1999 to serve as President. This agreement continues until it is terminated in accordance with its terms as discussed below.

    During each calendar year of the agreement, Mr. Hemsley receives a nonqualified stock option to purchase a minimum of 150,000 shares of UnitedHealth Group Common Stock. These stock options vest over a period of four years at the rate of 25% per year based on the achievement of performance goals established at the time of grant or upon the ninth anniversary of the date of grant, subject to additional vesting provisions if specified future events occur. Mr. Hemsley is eligible to participate in UnitedHealth Group's incentive bonus plan at prescribed levels and in its other employee benefit programs. In addition, UnitedHealth Group provides and pays for life and disability policies on Mr. Hemsley that he owns. The agreement contemplates that prior to the end of 2000, UnitedHealth Group will establish a supplemental retirement benefit plan for Mr. Hemsley that will be reasonable and customary of executives of a similar position in comparably sized companies.

    In connection with entering into the employment agreement, Mr. Hemsley received a special stock option to purchase 500,000 shares of UnitedHealth Group Common Stock that vests in 100,000 share increments upon achievement of certain earnings per share targets during the period 2000 through 2004, and vests completely upon the achievement of a minimum trading price for UnitedHealth Group Common Stock. This option also vests after October 13, 2008, the ninth anniversary of the date of grant, or upon a Change of Control (as defined in the agreement). In addition to the option, Mr. Hemsley received a special one-time bonus on January 4, 2000 in consideration of his services to UnitedHealth Group over the past several years.

    The employment agreement provides severance benefits if Mr. Hemsley's employment by UnitedHealth Group ends under certain circumstances. If his employment is terminated by UnitedHealth Group without Cause or by Mr. Hemsley for Good Reason other than in connection with a Change of Control as those terms are defined in the agreement, UnitedHealth Group will pay Mr. Hemsley two times his annual salary and bonus over the 12 months following the termination of his employment. If such termination is in connection with a Change of Control, Mr. Hemsley will receive three times his annual salary and bonus over the 12 months following the termination of his employment. If the termination is in connection with a Change of Control, any stock options or restricted stock awards granted to Mr. Hemsley will also vest and the stock options will remain exercisable for a period of 36 months but not longer than the expiration date under the respective option. If the termination is not in connection with a Change of Control, the Compensation and Human Resources Committee will give consideration to the vesting of any unvested options and the period that the vested options remain exercisable after termination of Mr. Hemsley's employment.

    If Mr. Hemsley's employment is terminated because of his death or permanent disability, UnitedHealth Group will pay his beneficiaries or him his salary and bonus for a period of 12 months. In addition, he or his beneficiaries will receive the proceeds from his disability or life insurance policies, and his stock options (other than the special option) will vest immediately and his stock options will remain exercisable for up to 36 months following his death or permanent disability but not beyond the expiration date of the respective option. In addition, in the event of any termination of Mr. Hemsley's employment other than a termination for Cause, UnitedHealth Group will continue to provide health coverage for Mr. Hemsley and his spouse until age 65 and his children until age 25.

    Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of UnitedHealth Group employees during the term of the agreement, for the period of the severance payments and for one year thereafter. Mr. Hemsley is also prevented from competing with UnitedHealth Group during the term of his employment and the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to UnitedHealth Group.

    Jeannine M. Rivet.  Ms. Rivet entered into an employment agreement, effective October 16, 1998, to serve as Chief Executive Officer of UnitedHealthcare. This agreement remains in effect until it is terminated by either party under certain circumstances. Under this agreement, Ms. Rivet is eligible to participate in UnitedHealth Group's incentive bonus and stock plans and its other employee benefit plans.

    R. Channing Wheeler.  Mr. Wheeler entered into an employment agreement, effective June 9, 1998, to serve as Chief Executive Officer of Uniprise. The initial term of this agreement is three years; after the initial term, this agreement automatically renews for additional one year terms unless either party provides prior notice of intent not to renew. Under this agreement, Mr. Wheeler is eligible to participate in UnitedHealth Group's incentive bonus and stock plans and its other employee benefit plans.

    Arnold H. Kaplan.  Mr. Kaplan entered into an employment agreement, effective May 19, 1998, to serve as Chief Financial Officer of UnitedHealth Group. This agreement remains in effect until it is terminated by either party under certain circumstances. Under this agreement, Mr. Kaplan is eligible to participate in UnitedHealth Group's incentive bonus and stock plans and its other employee benefit plans.

    Pursuant to their agreements, each of Ms. Rivet and Messrs. Wheeler and Kaplan is entitled to receive severance compensation for a 12-month period equal to the executive's base salary and bonus (as determined by his or her agreement) if the executive's employment is terminated by UnitedHealth Group without Cause or if a Change in Employment occurs (as defined in his or her agreement). This severance compensation is greater if these events occur within two years following a Change in Control (as defined in his or her agreement). During the term of these agreements and during certain periods of time following termination of these agreements, each executive is subject to non-solicitation and non-competition provisions.

Severance Arrangements and Change-in-Control Provisions

    According to UnitedHealth Group's Severance Pay Plan, which applies to all regular Company employees, certain of the executive officers may be eligible to receive severance pay following their termination in certain events. However, any payments an executive officer receives in connection with a Change in Control (as defined in and pursuant to an employment agreement with UnitedHealth Group) will replace and be in lieu of payment and/or benefits under any Company severance program, including UnitedHealth Group's Severance Pay Plan. Under UnitedHealth Group's Severance Pay Plan, the amount of severance pay following termination depends upon the executive officer's length of service, grade level within UnitedHealth Group, and the execution of a Company-approved release.

    In the case of a change in control of UnitedHealth Group, certain of the outstanding stock options granted under UnitedHealth Group's Amended and Restated 1991 Stock and Incentive Plan will become exercisable in full. Change in control is defined for this purpose as the sale of all or substantially all of UnitedHealth Group's assets, or any merger, reorganization or exchange or tender offer that will result in a change in the power to elect 50% or more of the members of UnitedHealth Group's Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table provides information about each shareholder known to UnitedHealth Group to own beneficially more than 5% of the outstanding shares of UnitedHealth Group Common Stock as of February 29, 2000.

Name And Address Of Beneficial Owner	Amount And Nature Of Beneficial Ownership(1)		Percent of Class(2)
Massachusetts Financial Services Company 500 Boylston Street, 15th Floor Boston, MA 02116	12,801,047	(3)	7.8%
FMR Corporation 82 Devonshire Street Boston, MA 02109-3614	11,705,017	(4)	7.2%

(1)
Except as otherwise described, the shareholders in the table have sole voting and investment powers with respect to the shares listed.

(2)
Percent of class calculation is based on 163,289,041 shares of UnitedHealth Group Common Stock outstanding as of February 29, 2000.

(3)
This information is based on a Schedule 13G/A filed by Massachusetts Financial Services Company ("MFS") with the Securities and Exchange Commission (the "SEC") on February 11, 2000 reporting beneficial ownership data as of February 11, 2000. MFS holds sole voting power with respect to 12,780,967 shares and sole investment power with respect to all 12,801,047 shares. The MFS Schedule 13G/A states that these shares are also beneficially owned by certain other nonreporting entities.

(4)
This information is based on a Schedule 13G/A filed by FMR Corporation ("FMR") with the SEC on February 14, 2000 reporting beneficial ownership data as of December 31, 1999. FMR, through its control over Fidelity Management and Research Company, a wholly-owned investment adviser subsidiary of FMR, Fidelity Management Trust Company and Fidelity International Limited, holds sole investment power with respect to all 11,705,017 shares.

    The following table provides information about the beneficial ownership of UnitedHealth Group Common Stock as of February 29, 2000 by each director and nominee for director, each named executive officer, and by all directors and all executive officers as a group. The amounts set forth in the column entitled "Amount and Nature of Beneficial Ownership" include shares set forth in the column entitled "Number of Shares Beneficially Owned as a Result of Options Exercisable Within 60 Days of February 29, 2000."

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership(1)		Number of Shares Beneficially Owned as a Result of Options Exercisable Within 60 Days of February 29, 2000
William C. Ballard	105,950		99,750
Richard T. Burke	778,881	(2)	195,750
Stephen J. Hemsley	1,592,842	(3)	1,590,000
James A. Johnson	79,950	(4)	67,750
Thomas H. Kean	72,750	(5)	67,750
Douglas W. Leatherdale	298,220	(6)	195,750
William W. McGuire, M.D.	4,586,905	(3)	4,406,312
Walter F. Mondale	22,920	(7)	16,750
Mary O. Mundinger	19,850		16,750
Robert L. Ryan	20,750		16,750
William G. Spears	106,362		99,750
Gail R. Wilensky	70,750		67,750
Jeannine M. Rivet	569,997	(3)	537,683
R. Channing Wheeler	416,312	(3)	414,698
Arnold H. Kaplan	230,648	(8)	215,000
All executive officers and directors as a group (17 persons)	9,356,067	(9)	8,160,555

(1)
Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person's or group's name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of February 29, 2000 are treated as outstanding only when determining the amount and percent owned by such individual or group. All amounts shown for individuals reflect less than 1% of the shares outstanding, except for Dr. McGuire who beneficially owns 2.7% of the shares outstanding. The group total reflects 5.5% of the shares outstanding.

(2)
Includes 16,531 shares held directly by Mr. Burke's spouse. Mr. Burke disclaims beneficial ownership with respect to these shares.

(3)
Includes the following number of shares held in account by the Trustee of UnitedHealth Group's ESOP for each of the following, who have sole voting power and no investment power: Dr. McGuire, 768 shares; Mr. Hemsley, 9 shares; Ms. Rivet, 195 shares; and Mr. Wheeler, 21 shares.

(4)
Includes 200 shares held by Mr. Johnson in a family trust. Mr. Johnson disclaims beneficial ownership with respect to these shares.

(5)
Includes 1,000 shares held by Mr. Kean in a trust for the benefit of his minor child.

(6)
Includes 720 shares held by Mr. Leatherdale's one dependent child. Mr. Leatherdale disclaims beneficial ownership with respect to these shares.

(7)
Includes 570 shares held by Mr. Mondale in a revocable trust and 2,100 shares held in an Individual Retirement Account.

(8)
Includes 15,000 shares held by Mr. Kaplan in an Individual Retirement Account.

(9)
Includes 1,304 shares held by the Trustee of UnitedHealth Group's ESOP for the accounts of executive officers of UnitedHealth Group, with respect to which such persons have sole voting power and no investment power, the indirect holdings included in footnotes (2), (4), (5), (6), (7) and (8) above, and the holdings of spouses of executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than 10% of UnitedHealth Group Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish UnitedHealth Group with copies of all Section 16(a) forms they file.

    Based solely on UnitedHealth Group's review of copies of such reports and written representations from UnitedHealth Group's executive officers and directors, UnitedHealth Group believes that its executive officers and directors complied with all Section 16(a) filing requirements during 1999, except as follows: on October 1, 1999, Ms. Rivet purchased 3,000 shares of UnitedHealth Group Common Stock. This transaction was reported to the SEC on a Form 4 for December 1999, which was filed in January 2000.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

    During UnitedHealth Group's fiscal year ended December 31, 1999, UnitedHealth Group paid insurance premiums, in an amount which was not material to either The St. Paul

Companies, Inc. or UnitedHealth Group, to The St. Paul Companies, Inc., of which Mr. Leatherdale is a director and an executive officer.

    Dorsey & Whitney LLP is UnitedHealth Group's corporate legal counsel. Mr. Mondale is a partner of Dorsey & Whitney LLP.

OTHER MATTERS

    In accordance with the requirements of advance notice described in the Company's Bylaws, no other proposals of shareholders will be presented at the Annual Meeting. The Board of Directors of UnitedHealth Group knows of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this Proxy Statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

    In order to be eligible for inclusion in the Company's next Proxy Statement or consideration at the Company's next Annual Meeting, shareholder proposals must be in writing and must be delivered to UnitedHealth Group's principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, not later than December 7, 2000. Shareholder proposals must be in the form provided in the Company's Bylaws.

    If the Company does not receive timely notice, shareholder proposals will be excluded from inclusion in the Proxy Statement and from consideration at the meeting. This advance notice requirement supersedes the statutory notice period in Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority of the Board of Directors in connection with such shareholder business.

                    BY ORDER OF THE BOARD OF DIRECTORS,

                    /s/ David J. Lubben

                    David J. Lubben
                     Secretary

UNITEDHEALTH GROUP
INCORPORATED

ANNUAL MEETING OF
SHAREHOLDERS

Wednesday, May 10, 2000
3:00 p.m.

Lutheran Brotherhood Building
Auditorium
625 Fourth Avenue South
Minneapolis, Minnesota

[LOGO]	UnitedHealth Group Incorporated 9900 Bren Road East, Minnetonka, Minnesota 55343	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 10, 2000.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Proposals 1 and 3 and "AGAINST" Proposal 2.

By signing the proxy, you revoke all prior proxies and appoint Stephen J. Hemsley, David J. Lubben and William W. McGuire, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments thereof.

See reverse for voting instructions.

COMPANY #
CONTROL #

There are three ways to vote your Proxy:

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  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

  •
  You will be prompted to enter your 3-digit company number and your 7-digit control number, located in the box above.

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  Follow the simple instructions.

    2.  Vote By Internet:  http://www.eproxy.com/unh/

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  Use the internet to vote your proxy 24 hours a day, 7 days a week.

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  You will be prompted to enter your 3-digit company number and your 7-digit control number, located in the box above, to obtain your records and create an electronic ballot.

    3.  Vote By Mail:

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  Mark, sign and date the proxy card below.

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  Detach the proxy card and return it in the enclosed postage-prepaid envelope.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

    Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1 and 3 and AGAINST Proposal 2.

1.	Election of	01	James A. Johnson	03	Walter F. Mondale	/ /	Vote FOR	/ /	Vote WITHHELD
	directors:	02	Douglas W. Leatherdale	04	Mary O. Mundinger		all nominees		from all nominees
							(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Shareholder proposal requesting elimination of election of directors by classes.	/ /	For	/ /	Against	/ /	Abstain
3.	Proposal to ratify appointment of independent public accountants.	/ /	For	/ /	Against	/ /	Abstain
4.	In their discretion, the Proxies are authorized to transact other business that properly may come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 3 AND AGAINST PROPOSAL 2.

Address Change? Mark Box / / Indicate changes below:	Date	, 2000

Signature(s) in Box
Additional Signature if Held in Joint Tenancy or Name and Title if Signing on Behalf of Corporation or Partnership
Please sign exactly as your name(s) appears. If your shares are held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations and partnerships should provide name of entity and title of authorized persons signing.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS MAY 10, 2000
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS MAY 10, 2000
GENERAL MATTERS
ELECTION OF DIRECTORS
SHAREHOLDER PROPOSAL REQUESTING ELIMINATION OF ELECTION OF DIRECTORS BY CLASSES
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 1999
AGGREGATED OPTION EXERCISES IN 1999 AND OPTION VALUES AT DECEMBER 31, 1999
REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND TRANSACTIONS
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING